Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 17, 2012, with respect to the combined financial statements of Vinton, IA Assisted Living Facility, L.L.C., Webster City, IA Assisted Living Facility, L.L.C., and Nevada, IA Assisted Living Facility, LLC., included in the CNL Healthcare Properties, Inc. (formerly known as CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated November 2, 2012, and incorporated by reference in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-168129) and related prospectus supplement of CNL Healthcare Properties, Inc. for the registration of 300,000,000 shares of its common stock.

                    /s/ CliftonLarsonAllen LLP

Cedar Rapids, Iowa

January 17, 2013